Exhibit 23.2

Deloitte & Touche LLP
200 Berkeley Street
Boston, MA 02116
USA

Tel: + 1 617 437 2000
Fax: + 1 617 437 2111
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated  February 28, 2014 (May 5, 2014 as to Notes 2g,  9 and 15), relating to the financial statements of Iron Mountain Incorporated, appearing in Iron Mountain Incorporated’s Current Report on Form 8-K dated May 5, 2014, and our report dated February 28, 2014 relating to the effectiveness of Iron Mountain Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

January 21, 2015